Exhibit 5.1

HUNTON & WILLIAMS LLP 200 PARK AVENUE NEW YORK, NEW YORK 10166-0005 TEL 212 • 309 • 1000 FAX 212 • 309 • 1100
FILE NO: 41147.000009
November 8, 2017

Board of Directors

Philip Morris International Inc.

120 Park Avenue

New York, New York 10017

Re: Legality of Securities Issued under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Philip Morris International Inc., a Virginia corporation (the “Company”), in connection with (1) the registration by the Company of an indeterminate amount of its debt securities (the “Debt Securities”) and warrants to purchase Debt Securities, as set forth in the Registration Statement on Form S-3 (Registration No. 333-216046) (the “Registration Statement”) filed by the Company on February 14, 2017 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), and (2) the Company’s offering and sale of €500,000,000 aggregate principal amount of its 0.625% Notes due 2024 (the “2024 Notes”) and €500,000,000 aggregate principal amount of its 1.875% Notes due 2037 (the “2037 Notes” and together with the 2024 Notes, the “Notes”).

The Notes were offered and sold as described in the prospectus, dated February 14, 2017, contained in the Registration Statement, and the prospectus supplement thereto, dated November 3, 2017 (collectively, the “Prospectus”). The Notes have been issued pursuant to an indenture (the “Indenture”), dated as of April 25, 2008, among the Company and HSBC Bank USA, National Association, as trustee.

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

We have examined originals or reproductions or certified copies of such records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed necessary for the purpose of rendering this opinion, including, among other things:

(i)	the Amended and Restated Articles of Incorporation of the Company, as amended through the date hereof;

ATLANTA    AUSTIN    BANGKOK    BEIJING    BRUSSELS     CHARLOTTE    DALLAS    HOUSTON    LONDON    LOS ANGELES

McLEAN    MIAMI    NEW YORK    NORFOLK    RALEIGH     RICHMOND    SAN FRANCISCO    TOKYO    WASHINGTON

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Board of Directors

Philip Morris International Inc.

November 8, 2017

(ii)	the Amended and Restated By-laws of the Company, as amended through the date hereof;

(iii)	the resolutions of the Board of Directors of the Company authorizing the registration and the issuance and sale of the Notes;

(iv)	the Registration Statement, the Prospectus and the documents incorporated therein by reference;

(v)	a copy of the Underwriting Agreement, dated as of April 25, 2008;

(vi)	an executed copy of the Terms Agreement, dated November 3, 2017, by and among the Company and each of the underwriters named therein;

(vii)	an executed copy of the Indenture; and

(viii)	executed copies of the Notes.

For purposes of the opinions expressed below, we have assumed: (a) the authenticity of all documents submitted to us as originals; (b) the conformity to the originals of all documents submitted to us as certified photostatic or electronic copies and the authenticity of the originals of such documents; (c) the legal capacity of natural persons; (d) the genuineness of all signatures; and (e) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the due authorization, execution and delivery of the documents identified in (vi) through (viii) above by the Company and the validity, binding effect and enforceability thereof upon the Company).

We do not purport to express an opinion on any laws other than the laws of the Commonwealth of Virginia and the State of New York.

Based upon the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the Commonwealth of Virginia, with corporate power and authority to issue the Notes in accordance with and subject to their terms and the terms of the Indenture.

Board of Directors

Philip Morris International Inc.

November 8, 2017

2. The Notes are valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

The opinions set forth above are subject to the qualification that the validity, binding effect and enforceability of the Company’s obligations under the Indenture and the Notes may be subject to (i) the effects of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, and other laws relating to or affecting creditors’ rights generally, (ii) general principles of equity (whether considered in a proceeding at law or in equity) and (iii) concepts of materiality, unconscionability, reasonableness, impracticability or impossibility of performance, good faith and fair dealing.

We hereby consent to (i) the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K filed on the date hereof, (ii) the incorporation by reference of this opinion into the Registration Statement and (iii) the reference to our firm under the caption “Legal Matters” in the Registration Statement and the Prospectus. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. The opinions expressed in this letter speak only as of its date. We do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

Very truly yours,

/s/ Hunton & Williams LLP